Exhibit 10.46
AMENDMENT NO. 3 TO THE
APPLIED MATERIALS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
     APPLIED MATERIALS, INC., having adopted the Applied Materials, Inc. Executive Deferred Compensation Plan (the “Plan”) effective as of July 1, 1993, amended and restated the Plan in its entirety effective as of April 1, 1995, and amended the restated Plan on two subsequent occasions, hereby again amends the restated Plan as follows:
     1. Effective as of December 10, 1998, Section 1.6 is amended in its entirety to read as follows:
     “1.6 “Committee” shall mean the committee appointed by the Chief Executive Officer of the Company pursuant to Section 7.2.”
     2. Effective as of January 1, 2001, Section 1.11 is amended by adding the following sentence at the end thereof:
“Notwithstanding the foregoing, an “Eligible Employee” shall also mean an employee of an Employer who (a) holds office at the level of Director or above, and (b) was a participant in the AKT, Inc. Executive Deferred Compensation Plan (the “AKT Plan”). The AKT Plan was merged with and into this Plan effective as of January 1, 2001.”
     3. Effective as of January 1, 2002, Section 5.2 is amended by adding the following at the end thereof:
“The Company shall reimburse the Participant for any reasonable legal fees and expenses that the Participant incurs to enforce his or her distribution rights under the Plan following a Change of Control. This reimbursement right shall apply only to claims made by the Participant after the Change of Control and only for fees and expenses that the Participant incurs after he or she has exhausted the Plan’s claims and appeal procedures described in Section 7.4(k). Notwithstanding the foregoing, no reimbursement shall be made under this Section 5.2 (a) unless a court of competent jurisdiction or the Company determines that the Participant’s claim was at least partially correct, or (b) if a court of competent jurisdiction determines that the Participant’s claim is frivolous.”

     4. Effective as of January 1, 2002, a new Section 5.9 is added immediately after Section 5.8 to read as follows:
     “5.9 Unscheduled Withdrawals. Subject to the following provisions of this Section 5.9, at any time before a Participant’s total Account balance has been distributed, he or she may request a withdrawal of all or a portion of the Account (an “Unscheduled Withdrawal”). If the Committee (in its discretion) approves a Participant’s Unscheduled Withdrawal request, the Unscheduled Withdrawal shall be paid to the Participant in a single lump sum as soon as practicable after the request is approved.
          5.9.1 Withdrawal Request. The Participant’s request to receive an Unscheduled Withdrawal shall be made in such manner and with such advance notice period as the Committee (in its discretion) shall specify.
          5.9.2 Maximum Amount of Withdrawal. The maximum amount payable to a Participant under this Section 5.9 shall be the Unscheduled Withdrawal amount requested by the Participant (the “Requested Amount”) reduced by the Penalty Amount. For this purpose, the “Penalty Amount” means an amount equal to the greater of (a) ten percent (10%) of the Requested Amount, or (b) $2,500.
          5.9.3 Forfeiture. If a Participant receives an Unscheduled Withdrawal, the Penalty Amount shall be permanently forfeited and the Employer shall have no obligation to the Participant (or, in the event of death, his or her Beneficiary) with respect to the forfeited amount.
          5.9.4 Withholding. The Unscheduled Withdrawal amount payable to a Participant (and not the Penalty Amount forfeited pursuant to Section 5.9.3) shall be subject to all applicable federal and state income taxes.
          5.9.5 Suspension. If a Participant receives an Unscheduled Withdrawal, the Committee, in it sole discretion, may suspend the Participant’s Compensation Deferrals (if any) for the remainder of the Plan Year. However, an election to make Compensation Deferrals under Section 2.1 shall be irrevocable as to amounts already deferred as of the effective date of any suspension in accordance with this Section 5.9.”
     5. Effective as of December 10, 1998, Section 7.2 is amended in its entirety to read as follows:
     “7.2 Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Chief Executive Officer of the Company. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.”

     6. Effective as of June 25, 2002, Section 10.2 is amended by deleting the last sentence thereof and substituting the following sentence therefor:
“Notwithstanding the foregoing, a Participant may, in a manner specified by the Committee, transfer all or any portion of his or her Account balance to the Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights.”
     IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed this Amendment No. 3 to the restated Plan effective as of the dates specified above.

APPLIED MATERIALS, INC.
By:	/s/ Robert G. Hartley
Title: Vice President,
Compensation and Benefits

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